Exhibit 15.01
February 5, 2009
Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore 018989
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three-month periods ended June 27, 2008 and June 29, 2007, the three- and six-month periods ended September 26, 2008 and September 28, 2007, and the three- and nine-month periods ended December 31, 2008 and 2007, and have issued our reports thereon dated August 5, 2008, November 5, 2008 and February 5, 2009, respectively.  As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 27, 2008, September 26, 2008 and December 31, 2008, are being incorporated by reference in this Registration Statement.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
San Jose, California